FOR IMMEDIATE RELEASE
McCORMICK REPORTS FIRST QUARTER RESULTS AND PROVIDES LATEST 2015 FINANCIAL OUTLOOK
SPARKS, Md., March 24, 2015 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the first quarter ended February 28, 2015 and provided the latest outlook for fiscal year 2015.

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Sales rose 2% in the first quarter of 2015 from the year-ago period. Excluding the impact of unfavorable currency rates, the company grew sales 6% in constant currency with strong increases in both business segments.

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Earnings per share was $0.55 in the first quarter of 2015 and included an unfavorable impact of $0.15 from special charges. Excluding this impact, adjusted earnings per share rose 13% to $0.70 from $0.62 in the first quarter of 2014, mainly due to higher income from unconsolidated operations and a lower tax rate.

•	For the 2015 fiscal year, the company reaffirmed its expected constant currency growth rate for sales, adjusted operating income and adjusted earnings per share.

Chairman's Remarks
Alan D. Wilson, Chairman and CEO, commented, “Our first quarter results demonstrated progress with our sales growth strategies, and our profit result has us off to a strong start in 2015. In the U.S. consumer business, we are introducing new products, including a relaunch of our entire gourmet line, and building brand equity, with plans underway for a strong grilling campaign. Our consumer business in China continued a double-digit rate of growth, with an 18% sales increase driven by brand building activities, geographic expansion and great in-store execution. We drove industrial business sales with product innovation, increased demand for snack seasonings, strong growth with quick service restaurants in Europe, Middle East and Africa (EMEA) and improvement in China. In the face of difficult retail and competitive conditions in many markets, we are particularly pleased with our first quarter sales performance. In addition, we recently signed two acquisition agreements. Drogheria & Alimentari is a leader in spices and seasonings in Italy and complements McCormick's strong brands across Europe. Brand Aromatics is a supplier of natural savory flavors, marinades, broth and stock concentrates to the packaged food industry and adds great capabilities to our industrial business. Both businesses are right in line with our acquisition strategy.
"Although we grew sales in the first quarter, operating income was unfavorably impacted by several factors including special charges, unfavorable currency rates and higher material costs. We anticipate that these headwinds will continue in 2015, but expect the benefit of our pricing actions and cost reduction efforts to build in the upcoming quarters. Employee teams throughout the company are engaged in this activity and we expect to deliver at least $85 million of cost savings in 2015. We continue to generate strong cash flow and are off to a great start this year with $96 million in cash flow from operations. Based on our first quarter performance and our latest 2015 outlook, we expect to deliver another year of solid underlying growth in sales and profit for McCormick shareholders."
First Quarter 2015 Results
McCormick’s first quarter sales rose 2% from the year-ago period and in constant currency, the increase was 6%. In constant currency, consumer business sales rose 5% due to increased volume and product mix driven by product innovation, brand marketing support and expanded distribution. Industrial business sales grew 7% in constant currency, with higher volume and product mix, as well as pricing actions.
Operating income was $94 million in the first quarter and excluding special charges, adjusted operating income was $122 million compared to $125 million in the first quarter of 2014. In constant currency, adjusted operating income rose 1% from the year-ago period, with the favorable impact of sales growth and cost savings, offset in part by the unfavorable impact of higher material input costs and increased retirement benefit expense. In the upcoming quarters, the company expects a more favorable impact on operating income from the execution of pricing actions and increase in cost savings. In 2015, the company expects to record $30 million in special charges mainly for costs associated with the company's North America effectiveness initiative and actions in EMEA, and of this amount, $28 million of special charges were recorded in the first quarter.
In the first quarter of 2015, the company's tax rate was 25%, which included the favorable impact of discrete tax items. This was lower than the first quarter 2014 tax rate of 31%, which reflected the impact of a tax rate increase in France. For fiscal year 2015, the company continues to project a tax rate of 27% to 28%. Income from unconsolidated operations in the first quarter of 2015 rose 94% to $9.9 million. This profit result was driven by McCormick's joint venture in Mexico, which grew sales 7% and achieved higher profit margin.
Earnings per share was $0.55 in the first quarter of 2015. Excluding the $0.15 impact of special charges, adjusted earnings per share was $0.70 compared to $0.62 in the first quarter of 2014. This increase of $0.08 was mainly due to a more favorable tax rate and higher income from unconsolidated operations. Net cash provided by operating activities was $96 million compared to $77 million in the first quarter of 2014.
2015 Financial Outlook
The company reaffirmed its expected 2015 growth rate in constant currency for sales, adjusted operating income and adjusted earnings per share. From the time that initial 2015 financial guidance was provided, the company's estimate of special charges has increased and the projected impact of unfavorable currency rates has also increased. The company anticipates further currency volatility in 2015 and, as necessary, will continue to update its impact on sales and profit.
The company continues to expect 4% to 6% sales growth in constant currency. Based on year-to-date results and prevailing exchange rates, currency is now expected to lower this sales growth range by 5 percentage points, which is more than the previous projection of 3 percentage points. In constant currency, adjusted operating income is expected to grow 6% to 7% from adjusted operating income of $608 million in 2014. On a reported basis, operating income is expected to grow 0% to 2% from operating income of $603 million in 2014. This is a decrease of 2 percentage points from the previous projection due to an increase in the estimated impact of both currency rates and special charges. The company increased its estimate for 2015 special charges to $30 million from $20 million due to a higher response rate to its voluntary retirement program and additional actions in EMEA. The company continues to expect cost reductions of at least $85 million, which are expected to help offset higher material costs, along with pricing actions. McCormick's Comprehensive Continuous Improvement program, CCI, is expected to deliver at least $65 million, and savings from the announced streamlining and reorganization actions are estimated to be $20 million in 2015.
The company expects to report earnings per share of $3.28 to $3.35. Excluding the latest estimated impact from special charges, guidance for adjusted earnings per share is $3.44 to $3.51. On a constant currency basis, this is a growth rate of 6% to 8% from 2014 adjusted earnings per share of $3.37. Another year of strong cash flow is anticipated in 2015, with a portion returned to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Business

(in millions)	Three months ended
	2/28/2015	2/28/2014
Net sales	$620.3	$615.3
Operating income	72.3	94.3
Operating income, excluding special charges	91.5	94.3
Consumer business sales rose 1% when compared to the first quarter of 2014. In constant currency, the increase was 5% and was due to increased volume and product mix.

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Consumer sales in the Americas grew 4%. In constant currency, the increase was 5% with higher volume and product mix contributing 4 percentage points of growth. The higher volume and product mix was led by recipe mixes and Grill Mates brand products.

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Consumer sales in EMEA declined 10%, although in constant currency sales rose 2%. This increase was due to higher volume and product mix primarily in France as a result of brand marketing support and product innovation in both spices and seasonings, as well as homemade dessert products.

•	First quarter consumer sales in the Asia/Pacific region rose 7%. In constant currency, sales grew 10% driven by increased volume and product mix across a number of product categories in China.

Consumer business operating income, excluding special charges, was $92 million compared to $94 million in the year-ago period. In constant currency, adjusted operating income was comparable to the year-ago period, with the benefit of sales growth and cost savings offsetting the unfavorable impact of higher material costs, increased retirement benefit expense and product mix. Also in the first quarter, the company increased brand marketing expense by $1 million and recorded $1 million in acquisition-related transaction costs.
Industrial Business

(in millions)	Three months ended
	2/28/2015	2/28/2014
Net sales	$390.1	$378.1
Operating income	21.4	30.3
Operating income, excluding special charges	30.6	30.3
Industrial business sales rose 3% when compared to the first quarter of 2014, and in constant currency the increase was 7%. Higher volume and product mix contributed 4 percentage points to the increase and pricing actions taken in response to higher material costs contributed 3 percentage points.

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Industrial sales in the Americas rose 3%. In constant currency the increase was 5%, comprised of higher pricing, as well as growth in volume and product mix. During the first quarter, strong customer demand and innovation for snack seasonings continued in both the U.S. and Mexico. In addition, the company grew sales of branded food service products in the U.S.

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In EMEA, the company grew industrial sales 1% and in constant currency the increase was 9%. Along with pricing actions, the company grew volume and product mix 6% through further innovation and strong demand from both quick service restaurant customers and for snack seasonings sold to food manufacturers.

•	Industrial sales in the Asia/Pacific region rose 10%. In constant currency, the increase was 15%, mainly driven by higher volume and product mix in both Australia and China.

Industrial business operating income, excluding special charges, was $31 million compared to $30 million in the year-ago period. In constant currency, adjusted operating income grew 5% with the benefit of higher sales and cost savings more than offsetting the unfavorable impact of higher material costs and increased retirement benefit expense.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman and Chief Executive Officer; Chief Operating Officer and President, and President Global Consumer; Executive Vice President and Chief Financial Officer; President Global Industrial, and President EMEA and Asia Pacific; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended
	2/28/15	2/28/14
Operating income	$93.7	$124.6
Impact of special charges	28.4	—
Adjusted operating income	$122.1	$124.6
% decrease versus prior period	(2.0)%

Net income	$70.5	$82.5
Impact of special charges net of tax at $8.5	19.9	—
Adjusted net income	$90.4	$82.5
% increase versus prior period	9.6%

Earnings per share	$0.55	$0.62
Impact of special charges	0.15	—
Adjusted earnings per share	$0.70	$0.62
% increase versus prior period	12.9%

Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended February 28, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer business
Americas	3.7%	(1.10)%	4.8%
EMEA	(9.80)%	(12.20)%	2.4%
Asia/Pacific	7.3%	(2.40)%	9.7%
Total consumer business	0.8%	(4.10)%	4.9%
Industrial business
Americas	2.8%	(1.90)%	4.7%
EMEA	0.5%	(8.10)%	8.6%
Asia/Pacific	10.0%	(4.80)%	14.8%
Total industrial business	3.2%	(3.60)%	6.8%
Total net sales	1.7%	(3.90)%	5.6%
Adjusted operating income
Consumer business	(3.00)%	(2.70)%	(0.30)%
Industrial business	1.0%	(3.70)%	4.7%
Total adjusted operating income	(2.00)%	(3.00)%	1.0%

To present “constant currency” information for the fiscal year 2015 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rate for 2015 and are compared to the 2014 results, translated into U.S. dollars using the same 2015 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2014. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company’s share of income of unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2014 or projected shares outstanding for fiscal year 2015, as appropriate.

Fiscal year 2014 actual results and 2015 projection

(in millions except per share data)	Twelve Months Ended
	2015 Projection	11/30/14
Operating income		$603.0
Special charges		5.2
Adjusted operating income		$608.2

Earnings per share	$3.28 to $3.35	$3.34
Impact of special charges	0.16	0.03
Adjusted earnings per share	$3.44 to $3.51	$3.37

Percentage change in adjusted earnings per share	2% to 4%
Impact of foreign currency exchange rates	(4)%
Percentage change in adjusted earnings per share on constant currency basis	6% to 8%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

For more information, visit www.mccormickcorporation.com
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 28, 2015	February 28, 2014
Net sales	$1,010.4	$993.4
Cost of goods sold	620.7	601.9
Gross profit	389.7	391.5
Gross profit margin	38.6%	39.4%
Selling, general and administrative expense	267.6	266.9
Special charges	28.4	—
Operating income	93.7	124.6
Interest expense	12.9	12.4
Other expense (income), net	0.2	(0.2)
Income from consolidated operations before income taxes	80.6	112.4
Income taxes	20.0	35.0
Net income from consolidated operations	60.6	77.4
Income from unconsolidated operations	9.9	5.1
Net income	$70.5	$82.5

Earnings per share - basic	$0.55	$0.63

Earnings per share - diluted	$0.55	$0.62

Average shares outstanding - basic	128.2	131.1
Average shares outstanding - diluted	129.3	132.2

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 28, 2015	February 28, 2014
Assets
Cash and cash equivalents	$81.8	$89.4
Trade accounts receivable, net	384.1	428.0
Inventories	708.4	682.9
Prepaid expenses and other current assets	130.4	139.8
Total current assets	1,304.7	1,340.1
Property, plant and equipment, net	580.6	571.0
Goodwill	1,651.2	1,809.1
Intangible assets, net	323.1	332.8
Investments and other assets	337.9	376.7
Total assets	$4,197.5	$4,429.7

Liabilities
Short-term borrowings and current portion of long-term debt	$516.2	$282.0
Trade accounts payable	334.6	348.0
Other accrued liabilities	370.2	382.1
Total current liabilities	1,221.0	1,012.1
Long-term debt	806.8	1,016.6
Other long-term liabilities	465.8	413.6
Total liabilities	2,493.6	2,442.3
Shareholders’ equity
Common stock	1,006.8	971.7
Retained earnings	992.0	993.2
Accumulated other comprehensive income (loss)	(314.9)	6.6
Non-controlling interests	20.0	15.9
Total shareholders’ equity	1,703.9	1,987.4
Total liabilities and shareholders’ equity	$4,197.5	$4,429.7

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 28, 2015	February 28, 2014
Operating activities
Net income	$70.5	$82.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.9	26.8
Stock based compensation	3.7	2.6
Income from unconsolidated operations	(9.9)	(5.1)
Changes in operating assets and liabilities	3.0	(34.1)
Dividends from unconsolidated affiliates	3.7	4.0
Net cash flow provided by operating activities	95.9	76.7

Investing activities
Capital expenditures	(15.5)	(18.5)
Proceeds from sale of property, plant and equipment	—	0.5
Net cash flow used in investing activities	(15.5)	(18.0)

Financing activities
Short-term borrowings, net	40.9	68.4
Long-term debt repayments	(0.2)	(0.4)
Proceeds from exercised stock options	11.3	8.9
Common stock acquired by purchase	(64.9)	(56.9)
Dividends paid	(51.3)	(48.6)
Net cash flow used in financing activities	(64.2)	(28.6)

Effect of exchange rate changes on cash and cash equivalents	(11.7)	(3.7)
Increase in cash and cash equivalents	4.5	26.4
Cash and cash equivalents at beginning of period	77.3	63.0

Cash and cash equivalents at end of period	$81.8	$89.4